UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On July 28, 2016, Enterprise Products Partners L.P. ("Enterprise") (NYSE:EPD) issued a press release announcing its financial and operating results for the three and six months ended June 30, 2016, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three and six months ended June 30, 2016.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2016, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and six months ended June 30, 2016 are finalized.

References to "EFS Midstream" in this Current Report mean EFS Midstream LLC, which we acquired effective July 1, 2015.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Second Quarter 2016 Results (Unaudited)

On July 28, 2016, Enterprise announced its consolidated financial results for the three and six months ended June 30, 2016.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$5,617.8	$7,092.5	$10,623.1	$14,565.0
Costs and expenses	4,857.3	6,402.4	9,048.1	13,068.1
Equity in income of unconsolidated affiliates	76.4	110.2	177.5	199.4
Operating income	836.9	800.3	1,752.5	1,696.3
Interest expense	244.1	240.4	484.7	479.5
Benefit from (provision for) income taxes	0.1	7.9	(8.3)	1.1
Net income	570.0	556.6	1,240.2	1,207.2
Net income attributable to noncontrolling interests	11.5	5.6	20.5	20.1
Net income attributable to limited partners	558.5	551.0	1,219.7	1,187.1

Earnings per unit, fully diluted	$0.27	$0.28	$0.59	$0.60

Gross Operating Margin by Segment:
NGL Pipelines & Services	$719.1	$650.6	$1,502.8	$1,345.8
Crude Oil Pipelines & Services	177.4	235.6	379.7	449.6
Natural Gas Pipelines & Services	177.4	191.4	355.1	395.9
Petrochemical & Refined Products Services	175.5	181.3	330.3	355.9
Offshore Pipelines & Services	--	44.3	--	90.4
Total segment gross operating margin (1)	1,249.4	1,303.2	2,567.9	2,637.6
Net adjustment for shipper make-up rights (2)	4.8	9.1	10.6	(1.5)
Non-GAAP total gross operating margin	$1,254.2	$1,312.3	$2,578.5	$2,636.1

	June 30,	December 31,
	2016	2015
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$113.5	$19.0
Total assets	51,400.8	48,802.2
Total debt principal outstanding, including current maturities	22,999.9	22,738.5
Partners' equity	21,724.2	20,295.1
Noncontrolling interests	221.7	206.0
(1) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission ("SEC").
(2) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements' evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the second quarter of 2016, depreciation, amortization and accretion expenses totaled $381 million, cash distributions received from unconsolidated affiliates were $119 million and non-cash losses attributable to changes in the fair value of the Liquidity Option Agreement were $23 million.  In addition, for the second quarter of 2016, our total capital investments were approximately $884 million, which includes $58 million of sustaining capital expenditures.

Review of Second Quarter 2016 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment increased 11 percent to $719 million for the second quarter of 2016 from $651 million for the second quarter of 2015.

Enterprise's natural gas processing and related natural gas liquid ("NGL") marketing business generated gross operating margin of $181 million for the second quarter of 2016 compared to $220 million for the second quarter of 2015.  This decrease in gross operating margin was primarily due to lower processing margins, including the effect of hedging activities. Enterprise's natural gas processing plants reported fee-based processing volumes of 5.0 billion cubic feet per day ("Bcf/d") in the second quarter of 2016 compared to 4.9 Bcf/d for the second quarter of 2015.  Enterprise's equity NGL production increased 16 percent to 143 thousand barrels per day ("MBPD") in the second quarter of 2016 from 123 MBPD in the second quarter of 2015, primarily due to higher ethane recoveries by the partnership's processing plants in the Rockies and South Texas.

Gross operating margin from the partnership's NGL pipelines and storage business increased $96 million, or 31 percent, to $408 million for the second quarter of 2016 from $312 million for the second quarter of 2015.  Total NGL transportation volumes were a record 3.0 million barrels per day ("BPD") for the second quarter of 2016 compared to 2.7 million BPD for the same quarter of 2015.

Enterprise's ATEX and Aegis ethane pipelines reported a $32 million increase in gross operating margin for the second quarter of 2016 compared to the second quarter of last year on a 136 MBPD increase in volume.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.  Gross operating margin for the partnership's Mid-America, Seminole, South Texas, Lou-Tex and Tri-States NGL pipelines increased by a total of $29 million for the second quarter of 2016 compared to the second quarter of 2015 on an aggregate 92 MBPD increase in NGL transportation volumes.

The partnership's liquefied petroleum gas ("LPG") marine terminal on the Houston Ship Channel and related pipeline reported a 71 percent, or $33 million, increase in gross operating margin for the second quarter of 2016 compared to the second quarter of 2015, primarily due to a 162 MBPD increase in export loading volumes.  The loading capacity of the LPG export terminal increased from 9 million barrels per month in April 2015 to 16 million barrels per month in December 2015.

Recently, Enterprise had three loadings of LPG exports cancelled for July 2016 and has received notices from customers cancelling five LPG loadings for August 2016 at its Houston Ship Channel marine terminal.  In July 2016, Enterprise loaded a record nine cargoes of polymer grade propylene ("PGP") from its Houston Ship Channel facility for export to international markets.  Currently, the partnership expects to load an additional nine cargoes of PGP in August 2016.  We expect that the decrease in total gross operating margin from the cancelled LPG loadings will be more than offset by the associated cancellation fees and the additional fees earned from the PGP export activity.

Gross operating margin from the partnership's NGL fractionation business increased 9 percent to $130 million for the second quarter of 2016 from $119 million for the second quarter of 2015.  The increase was primarily due to higher fractionation volumes and fees from Enterprise's Mont Belvieu fractionators. Total fractionation volumes were 840 MBPD for the second quarter of 2016 compared to 822 MBPD for the second quarter of 2015.

Crude Oil Pipelines & Services
Gross operating margin from the partnership's Crude Oil Pipelines & Services segment was $177 million for the second quarter of 2016 compared to $236 million for the second quarter of 2015.  Total crude oil pipeline transportation volumes were 1.4 million BPD for the second quarter of 2016 compared to 1.5 million BPD for the same quarter of 2015.  Total crude oil marine terminal volumes were 514 MBPD in the second quarter of 2016 compared to 591 MBPD for the second quarter of 2015.

The EFS Midstream assets, which we acquired effective July 1, 2015, contributed $56 million of gross operating margin in the second quarter of 2016.  Enterprise completed construction and put into service 8.5 million barrels of additional storage capacity at its ECHO and Enterprise Houston terminals in Houston, and its Beaumont West

Terminal since the second quarter of 2015.  These new storage tanks contributed to an $11 million increase in gross operating margin in the second quarter of 2016 compared to the second quarter of last year.

Gross operating margin from Enterprise's crude oil marketing and related activities decreased $83 million in the second quarter of 2016 compared to the second quarter of 2015, which includes $47 million of non-cash, mark-to-market losses in the second quarter of 2016 on financial instruments related to blending activities.  The remaining $36 million decrease in gross operating margin from crude oil marketing activities is primarily due to lower crude oil sales margins.

Enterprise's South Texas Crude Oil Pipeline System reported a $23 million decrease in gross operating margin for the second quarter of 2016 compared to the second quarter of 2015 due to lower volumes and fees.  Pipeline volumes on this system were 231 MBPD for the second quarter of 2016 compared to 295 MBPD for the same quarter of 2015.

Natural Gas Pipelines & Services
Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $177 million for the second quarter of 2016 compared to $191 million for the second quarter of 2015.  Total natural gas transportation volumes were 12.1 trillion British thermal units per day ("TBtu/d") for the second quarter of 2016 compared to 12.5 TBtu/d for the same quarter of last year.

The Texas Intrastate System reported gross operating margin of $83 million for the second quarter of 2016 compared to $93 million for the second quarter of 2015. Natural gas pipeline volumes for this system were 5.0 TBtu/d for the second quarters in both 2016 and 2015.

The Acadian Gas System reported a $4 million decrease in gross operating margin for the second quarter of 2016 compared to the second quarter of last year, primarily due to lower fees and volumes.  Natural gas pipeline volumes for this system were 1.9 TBtu/d this quarter compared to 2.0 TBtu/d for the same quarter of last year.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $176 million for the second quarter of 2016 compared to $181 million for the second quarter of 2015.  Total segment pipeline transportation volumes increased 12 percent to 874 MBPD for the second quarter of 2016 from 777 MBPD for the same quarter of 2015.

Enterprise's refined products pipelines and related services business reported a 68 percent increase in gross operating margin for the second quarter of 2016 to $74 million from $44 million for the second quarter of 2015.  Included in these amounts is gross operating margin from refined products marketing activities, which increased by $15 million, primarily due to higher sales margins and volumes.  Gross operating margin from the TE Products Pipeline and related terminals increased $9 million as a result of higher volumes, and refined products terminaling services at our facility in Beaumont, Texas contributed $5 million to the increase in gross operating margin, primarily due to higher demand for storage and marine vessel loading services.

The partnership's propylene business reported a 55 percent increase in gross operating margin to $53 million for the second quarter of 2016 from $34 million for the second quarter of 2015, primarily as a result of higher propylene volumes and lower maintenance expenses. Propylene fractionation volumes were 80 MBPD for this quarter compared to 68 MBPD for the second quarter of last year.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $21 million in the second quarter of 2016 versus $68 million in the second quarter of last year.  The $47 million quarter-to-quarter decrease was primarily due to lower sales margins and volumes. Total plant production volumes were 22 MBPD this quarter compared to 24 MBPD for the second quarter of last year.

Offshore Pipelines & Services
Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the second quarter of 2016 compared to $44 million in the second quarter of 2015.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The following table presents a reconciliation of the non-generally accepted accounting principle ("non-GAAP") financial measure of total gross operating margin to GAAP operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Total gross operating margin (non-GAAP)	$1,254.2	$1,312.3	$2,578.5	$2,636.1
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(360.3)	(385.6)	(718.5)	(730.9)
Subtract asset impairment charges not reflected in gross operating margin	(13.1)	(79.0)	(14.8)	(112.3)
Subtract net losses attributable to asset sales, insurance recoveries and related property damage not reflected in gross operating margin	(8.8)	(2.5)	(13.7)	(2.4)
Subtract general and administrative costs not reflected in gross operating margin	(35.1)	(44.9)	(79.0)	(94.2)
Total operating income (GAAP)	$836.9	$800.3	$1,752.5	$1,696.3

The term "total gross operating margin" represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated July 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: July 28, 2016	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated July 28, 2016.